EXHIBIT 1

Bristol-Myers Squibb Pharma Company (formerly DuPont Pharmaceuticals Company), a Delaware general partnership and wholly-owned subsidiary of Bristol-Myers Squibb Company, acquired the securities being reported on in this Schedule 13G/A upon the consummation of the acquisition of DuPont Pharmaceuticals Company by Bristol-Myers Squibb Company on October 1, 2001. The sole partners of Bristol-Myers Squibb Pharma Company are Bristol-Myers Squibb Pharma Holding Company, L.L.C. and E. R. Squibb & Sons, L.L.C. E. R. Squibb & Sons, L.L.C. owns all of the outstanding stock of Bristol-Myers Squibb Pharma Holding Company, L.L.C. Bristol-Myers Squibb Company owns all of the outstanding stock of E. R. Squibb & Sons, L.L.C.